                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              --------------------

                                  SCHEDULE 13G

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                                (AMENDMENT NO. )1


                             WILD OATS MARKETS, INC.
--------------------------------------------------------------------------------
                                (NAME OF ISSUER)


                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)


                                   96808B-10-7
--------------------------------------------------------------------------------
                                 (CUSIP NUMBER)




CHECK THE FOLLOWING BOX IF A FEE IS BEING PAID WITH THIS STATEMENT / / (A FEE IS NOT REQUIRED IF THE FILING PERSON: (1) HAS A PREVIOUS STATEMENT ON FILE REPORTING BENEFICIAL OWNERSHIP OF MORE THAN FIVE PERCENT OF THE CLASS OF SECURITIES DESCRIBED IN ITEM 1; AND (2) HAS FILED NO AMENDMENT SUBSEQUENT THERETO REPORTING BENEFICIAL OWNERSHIP OF FIVE PERCENT OR LESS OF SUCH CLASS.) (SEE RULE 13d-7).

                        (CONTINUED ON FOLLOWING PAGE(S))

                                 (Page 1 of 5 Pages)


--------
1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

------------------------------          ----------------------------------------
CUSIP NO. 96808B-10-7            13G      Page 2 of 14 Pages
------------------------------          ----------------------------------------

--------------------------------------------------------------------------------
    1        NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                      WESTON PRESIDIO OFFSHORE CAPITAL C.V. ("WPOC")
--------------------------------------------------------------------------------
    2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) / / (b) /X/
--------------------------------------------------------------------------------
    3        SEC USE ONLY
--------------------------------------------------------------------------------
    4        CITIZENSHIP OR PLACE OF ORGANIZATION
                      NETHERLANDS ANTILLES
--------------------------------------------------------------------------------
                                      5       SOLE VOTING POWER
            NUMBER                                                           -0-
              OF                    --------------------------------------------
            SHARES                    6       SHARED VOTING POWER
          BENEFICIALLY                            537,392 (INCLUDES 2,678 SHARES
           OWNED BY                               ISSUABLE UPON EXERCISE OF
          REPORTING                               WARRANTS HELD BY WPOC).
            PERSON                  --------------------------------------------
             WITH                     7       SOLE DISPOSITIVE POWER
                                                                             -0-
                                    --------------------------------------------
                                      8       SHARED DISPOSITIVE POWER
                                                  537,392 (INCLUDES 2,678 SHARES
                                                  ISSUABLE UPON EXERCISE OF
                                                  WARRANTS HELD BY WPOC).
--------------------------------------------------------------------------------
    9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
             PERSON
                                                                537,392 SHARES
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*
                                                                           / /
--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                          7.82%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*
                                                                            PN
--------------------------------------------------------------------------------

------------------------------          ----------------------------------------
CUSIP NO. 96808B-10-7            13G      Page 3 of 14 Pages
------------------------------          ----------------------------------------

--------------------------------------------------------------------------------
    1        NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                      WESTON PRESIDIO CAPITAL MANAGEMENT, L.P. ("WPCM")
--------------------------------------------------------------------------------
    2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)/ / (b) /X/
--------------------------------------------------------------------------------
    3        SEC USE ONLY
--------------------------------------------------------------------------------
    4        CITIZENSHIP OR PLACE OF ORGANIZATION
                      UNITED STATES
--------------------------------------------------------------------------------
                                      5       SOLE VOTING POWER
            NUMBER                                                          -0-
              OF                ------------------------------------------------
            SHARES                    6       SHARED VOTING POWER
         BENEFICIALLY                                  537,392 SHARES DIRECTLY
           OWNED BY                           OWNED BY WPOC (INCLUDES 2,678
           REPORTING                          SHARES ISSUABLE UPON EXERCISE OF
            PERSON                            WARRANTS HELD BY WPOC). WPCM IS A
             WITH                             GENERAL PARTNER OF WPOC.
                                ------------------------------------------------
                                      7       SOLE DISPOSITIVE POWER
                                                                            -0-
                                ------------------------------------------------
                                      8       SHARED DISPOSITIVE POWER
                                                       537,392 SHARES DIRECTLY
                                              OWNED BY WPOC (INCLUDES 2,678
                                              SHARES ISSUABLE UPON EXERCISE OF
                                              WARRANTS HELD BY WPOC). WPCM IS A
                                              GENERAL PARTNER OF WPOC.
--------------------------------------------------------------------------------
    9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
             PERSON
                                                                        537,392
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*
                                                                           / /
--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                         7.82%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*
                                                                           PN
--------------------------------------------------------------------------------

------------------------------          ----------------------------------------
CUSIP NO. 96808B-10-7            13G      Page 4 of 14 Pages
------------------------------          ----------------------------------------

--------------------------------------------------------------------------------
    1        NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                      WESTON PRESIDIO OFFSHORE MANAGEMENT, N.V. ("WPOM")
--------------------------------------------------------------------------------
    2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) / / (b) /X/
--------------------------------------------------------------------------------
    3        SEC USE ONLY
--------------------------------------------------------------------------------
    4        CITIZENSHIP OR PLACE OF ORGANIZATION
                      NETHERLANDS ANTILLES
--------------------------------------------------------------------------------
                                      5       SOLE VOTING POWER
            NUMBER                                                          -0-
              OF                -----------------------------------------------
            SHARES                    6       SHARED VOTING POWER
         BENEFICIALLY                                  537,392 SHARES DIRECTLY
           OWNED BY                           OWNED BY WPOC (INCLUDES 2,678
           REPORTING                          SHARES ISSUABLE UPON EXERCISE OF
            PERSON                            WARRANTS HELD BY WPOC). WPOM IS A
             WITH                             GENERAL PARTNER OF WPOC.
                                -----------------------------------------------
                                      7       SOLE DISPOSITIVE POWER
                                                                            -0-
                                -----------------------------------------------
                                      8       SHARED DISPOSITIVE POWER
                                                       537,392 SHARES DIRECTLY
                                              OWNED BY WPOC. WPOM IS A GENERAL
                                              PARTNER OF WPOC (INCLUDES 2,678
                                              SHARES ISSUABLE UPON EXERCISE OF
                                              WARRANTS HELD BY WPOC).
--------------------------------------------------------------------------------
    9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
             PERSON
                                                                       537,392
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*
                                                                           / /
--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                          7.82%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*
                                                                            PN
--------------------------------------------------------------------------------

------------------------------          ----------------------------------------
CUSIP NO. 96808B-10-7            13G      Page 5 of 14 Pages
------------------------------          ----------------------------------------

--------------------------------------------------------------------------------
    1        NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                      MICHAEL F. CRONIN
--------------------------------------------------------------------------------
    2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) / / (b) /X/
--------------------------------------------------------------------------------
    3        SEC USE ONLY
--------------------------------------------------------------------------------
    4        CITIZENSHIP OR PLACE OF ORGANIZATION
                      UNITED STATES
--------------------------------------------------------------------------------
                                      5       SOLE VOTING POWER
            NUMBER                                                          -0-
              OF                ------------------------------------------------
            SHARES                    6       SHARED VOTING POWER
         BENEFICIALLY                                  537,392 SHARES, DIRECTLY
           OWNED BY                           OWNED BY WPOC (INCLUDES 2,678
           REPORTING                          SHARES ISSUABLE UPON EXERCISE OF
            PERSON                            WARRANTS HELD BY WPOC). WPCM AND
             WITH                             WPOM ARE GENERAL PARTNERS OF WPOC,
                                              AND MR. CRONIN IS A GENERAL
                                              PARTNER OF BOTH WPCM AND WPOM.
                                ------------------------------------------------
                                      7       SOLE DISPOSITIVE POWER
                                                                            -0-
                                ------------------------------------------------
                                      8       SHARED DISPOSITIVE POWER
                                                       537,392 SHARES, DIRECTLY
                                              OWNED BY WPOC (INCLUDES 2,678
                                              SHARES ISSUABLE UPON EXERCISE OF
                                              WARRANTS HELD BY WPOC). WPCM AND
                                              WPOM ARE GENERAL PARTNERS OF WPOC,
                                              AND MR. CRONIN IS A GENERAL
                                              PARTNER OF BOTH WPCM AND WPOM.
--------------------------------------------------------------------------------
    9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
             PERSON
                                                                      537,392
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*
                                                                           / /
--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                          7.82%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*
                                                                             IN
--------------------------------------------------------------------------------

------------------------------          ----------------------------------------
CUSIP NO. 96808B-10-7            13G      Page 6 of 14 Pages
------------------------------          ----------------------------------------

--------------------------------------------------------------------------------
    1        NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                      MICHAEL P. LAZARUS
--------------------------------------------------------------------------------
    2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) / / (b) /X/
--------------------------------------------------------------------------------
    3        SEC USE ONLY
--------------------------------------------------------------------------------
    4        CITIZENSHIP OR PLACE OF ORGANIZATION
                      UNITED STATES
--------------------------------------------------------------------------------
                                      5       SOLE VOTING POWER
            NUMBER                                                        -0-
              OF                ------------------------------------------------
            SHARES                    6       SHARED VOTING POWER
         BENEFICIALLY                                  537,392 SHARES, DIRECTLY
           OWNED BY                           OWNED BY WPOC (INCLUDES 2,678
           REPORTING                          SHARES ISSUABLE UPON EXERCISE OF
            PERSON                            WARRANTS HELD BY WPOC). WPCM AND
             WITH                             WPOM ARE GENERAL PARTNERS OF WPOC,
                                              AND MR. LAZARUS IS A GENERAL
                                              PARTNER OF BOTH WPCM AND WPOM.
                                ------------------------------------------------
                                      7       SOLE DISPOSITIVE POWER
                                                                           -0-
                                ------------------------------------------------
                                      8       SHARED DISPOSITIVE POWER
                                                       537,392 SHARES, DIRECTLY
                                              OWNED BY WPOC (INCLUDES 2,678
                                              SHARES ISSUABLE UPON EXERCISE OF
                                              WARRANTS HELD BY WPOC). WPCM AND
                                              WPOM ARE GENERAL PARTNERS OF WPOC,
                                              AND MR. LAZARUS IS A GENERAL
                                              PARTNER OF BOTH WPCM AND WPOM.
--------------------------------------------------------------------------------
    9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
             PERSON
                                                                        537,392
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*
                                                                           / /
--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                          7.82%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*
                                                                             IN
--------------------------------------------------------------------------------

------------------------------          ----------------------------------------
CUSIP NO. 96808B-10-7            13G      Page 7 of 14 Pages
------------------------------          ----------------------------------------

--------------------------------------------------------------------------------
    1        NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                      JAMES B. MCELWEE
--------------------------------------------------------------------------------
    2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) / / (b) /X/
--------------------------------------------------------------------------------
    3        SEC USE ONLY
--------------------------------------------------------------------------------
    4        CITIZENSHIP OR PLACE OF ORGANIZATION
                      UNITED STATES
--------------------------------------------------------------------------------
                                      5       SOLE VOTING POWER
            NUMBER                                                          -0-
              OF                -----------------------------------------------
            SHARES                    6       SHARED VOTING POWER
         BENEFICIALLY                                  537,392 SHARES DIRECTLY
           OWNED BY                           OWNED BY WPOC (INCLUDES 2,678
           REPORTING                          SHARES ISSUABLE UPON EXERCISE OF
            PERSON                            WARRANTS HELD BY WPOC). WPCM IS A
             WITH                             GENERAL PARTNER OF WPOC, AND MR.
                                              MCELWEE IS A GENERAL PARTNER OF
                                              WPCM.
                                -----------------------------------------------
                                      7       SOLE DISPOSITIVE POWER
                                                                           -0-
                                -----------------------------------------------
                                      8       SHARED DISPOSITIVE POWER
                                                       537,392 SHARES DIRECTLY
                                              OWNED BY WPOC (INCLUDES 2,678
                                              SHARES ISSUABLE UPON EXERCISE OF
                                              WARRANTS HELD BY WPOC). WPCM IS A
                                              GENERAL PARTNER OF WPOC, AND MR.
                                              MCELWEE IS A GENERAL PARTNER OF
                                              WPCM.
--------------------------------------------------------------------------------
    9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
             PERSON
                                                                       537,392
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*

--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                          7.82%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*
                                                                             IN
--------------------------------------------------------------------------------

                                                              Page 8 of 14 Pages




ITEM 1(A)      NAME OF ISSUER:

               Wild Oats Markets, Inc.

ITEM 1(B)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               1645 Broadway
               Boulder, CO  80301
               c/o Mary Beth Lewis, CFO

ITEM 2(A)-(B)  NAME OF PERSON FILING:

               This statement is being filed by Weston Presidio Capital Management, L.P., a Delaware Limited Partnership ("WPCM"), whose principal business address is One Federal Street, 21st Floor, Boston, MA 02110-2004. The names, business addresses and citizenships of all the general partners of WPCM are set forth on Exhibit B hereto.

               WPCM and Weston Presidio Offshore Management, N.V. ("WPOM"), a limited partnership organized in the Netherlands Antilles, are general partners to Weston Presidio Offshore Capital, C.V. ("WPOC"), a limited partnership organized in the Netherlands Antilles. This statement is being filed by WPCM, WPOC and WPOM and with respect to WPOC, relates only to WPCM's and WPOM's indirect, beneficial ownership of shares of Common Stock of Wild Oats Markets, Inc. held directly by WPOC (the "Shares") and, with respect to each individual general partner, to the extent applicable, each individual general partner's interest in the shares over which he has sole voting and dispositive control. The Shares are held directly by WPOC. WPCM and WPOM do not directly or otherwise hold any Shares. Management of the business affairs of WPCM and WPOM, including decisions respecting disposition and/or voting of the Shares, is by majority decision of the general partners of WPCM and WPOM listed on Exhibits B and C hereto.

ITEM 2(C)      CITIZENSHIP:

               See row 4 of cover page for each

ITEM 2(D)      TITLE OF CLASS OF SECURITIES:

                                                              Page 9 of 14 Pages

               Common

ITEM 2(E)      CUSIP NUMBER:   96808B-10-7


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

               Not Applicable

ITEM 4.        OWNERSHIP.

               (a) Amount Beneficially Owned: See row 9 of cover page for each

               (b) Percent of Class: See row 11 of cover page for each

               (c) Number of shares as to which such person has:

                    (i) sole power to vote or to direct the vote: see row 5 of cover page for each

                   (ii) shared power to vote or to direct the vote: see row 6 of cover page for each

                  (iii) sole power to dispose or to direct the disposition of: see row 7 of cover page for each

                   (iv) shared power to dispose or to direct the disposition of: see row 8 of cover page for each

ITEM 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

              Not Applicable

ITEM 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               Under certain circumstances set forth in the limited partnership agreements of WPOC, WPCM and WPOM, the general and limited partners of such entities may have the right to receive dividends from, or the proceeds from the sale of shares of Common Stock of Wild Oats Markets, Inc. owned by such entity.

                                                             Page 10 of 14 Pages


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

               Not Applicable

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               Each of the reporting persons expressly disclaims membership in a "Group" as defined in Rule 13d-1(b)(ii)(H).

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

               Not Applicable

ITEM 10.       CERTIFICATION.

               Not Applicable

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 1997

WESTON PRESIDIO OFFSHORE CAPITAL C.V.

By:  WESTON PRESIDIO CAPITAL MANAGEMENT, L.P.

         /s/ Michael Cronin
By:      ___________________________________
         General Partner

WESTON PRESIDIO CAPITAL MANAGEMENT, L.P.

         /s/ Michael Cronin
By:      ___________________________________
         General Partner

WESTON PRESIDIO OFFSHORE MANAGEMENT, N.V.

         /s/ Michael Cronin
By:      ___________________________________
         Title

                                                             Page 11 of 14 Pages

/s/ Michael Cronin
_______________________________________
Michael Cronin


/s/ Michael Lazarus
_______________________________________
Michael Lazarus

/s/ James B. McElwee
_______________________________________
James B. McElwee

                                                             Page 12 of 14 Pages


                                    EXHIBIT A

               Agreement Relating to Joint Filing of Schedule 13G



                  The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Wild Oats Markets, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Dated:  February 14, 1997

WESTON PRESIDIO OFFSHORE CAPITAL C.V.

By:  WESTON PRESIDIO CAPITAL MANAGEMENT, L.P.

         /s/ Michael Cronin
By:      ___________________________________
         General Partner

WESTON PRESIDIO CAPITAL MANAGEMENT, L.P.

         /s/ Michael Cronin
By:      ___________________________________
         General Partner

WESTON PRESIDIO OFFSHORE MANAGEMENT, N.V.

         /s/ Michael Cronin
By:      ___________________________________
         Title


/s/ Michael Cronin
____________________________________________
Michael Cronin


/s/ Michael Lazarus
____________________________________________
Michael Lazarus


/s/ James B. McElwee
____________________________________________
James B. McElwee

                                                             Page 13 of 14 Pages


                                    EXHIBIT B

                               General Partners of
                      WPCM, a Delaware limited partnership


                  Set forth below, with respect to each general partner of WPCM is the following: (a) name; (b) business address and (c) citizenship.

1.       (a)      Michael P. Lazarus
         (b)      Weston Presidio Capital Management, L.P.
                  343 Sansome St., Suite 1210
                  San Francisco, CA 94104
         (c)      United States Citizen

2.       (a)      Michael F. Cronin
         (b)      Weston Presidio Capital Management, L.P.
                  One Federal Street, 21st Floor
                  Boston, MA  02110-2004
         (c)      United States Citizen

3.       (a)      James B. McElwee
         (b)      Weston Presidio Capital Management, L.P.
                  343 Sansome St., Suite 1210
                  San Francisco, CA 94104
         (c)      United States Citizen

                                                             Page 14 of 14 Pages

                                    EXHIBIT C

                               General Partners of
                WPOM, a Netherlands Antilles limited partnership


                  Set forth below, with respect to each general partner of WPOM, is the following: (a) name; (b) business address and (c) citizenship.

1.       (a)      Michael P. Lazarus
         (b)      Weston Presidio Capital Management, L.P.
                  343 Sansome Street
                  Suite 1210
                  San Francisco, CA 94104
         (c)      United States Citizen

2.       (a)      Michael F. Cronin
         (b)      Weston Presidio Capital Management, L.P.
                  One Federal Street, 21st Floor
                  Boston, MA  02110-2004
         (c)      United States Citizen